Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES RECORD FIRST QUARTER 2012 RESULTS

Toronto, May 8, 2012 - SunOpta Inc. (“SunOpta” or “the Company”) (NASDAQ:STKL) (TSX:SOY), a leading global company focused on natural, organic and specialty foods, today announced financial results for the quarter ended March 31, 2012. All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

For the first quarter of 2012, the Company reported quarterly revenues of $274.5 million versus revenues of $260.6 million for the quarter ended April 2, 2011, a year over year increase of 5.4% . These revenues represent record first quarter revenues for the Company. Excluding the impact of changes including foreign exchange rates, commodity-related pricing, the impact of acquisitions and rationalized product lines, revenues increased approximately 7.0% on a consolidated basis. The increase in consolidated revenues in the first quarter was driven by strong growth in integrated packaged food product categories within SunOpta Foods and the steel products segment within Opta Minerals Inc. These increases were somewhat offset by the effect of product rationalizations in SunOpta Foods which in turn led to improved earnings, plus decreased volumes across certain ingredient categories.

Operating income1 for the first quarter of 2012 increased to $13.4 million or 4.9% of revenues versus $11.6 million or 4.5% of revenues in the prior year, a year over year increase of 15.8% . This increase was driven by improved operating income in both SunOpta Foods and Opta Minerals Inc. Within SunOpta Foods the Grains and Foods Group, Consumer Products Group and International Foods Group all realized improved operating income1 versus the prior year.

For the first quarter of 2012, the Company reported earnings per diluted common share from continuing operations of $0.09 or earnings of $6.1 million, as compared to $0.08 or earnings of $5.4 million for the quarter ended April 2, 2011. After accounting for a loss from discontinued operations, earnings for the first quarter of 2012 were $5.9 million or $0.09 per diluted common share versus $5.1 million or $0.08 per diluted common share in the prior year. With the exception of the first quarter of 2005 when the Company realized a large one-time gain, these first quarter results are a record for the Company.

For the quarter ended March 31, 2012, the Company realized EBITDA1 of $18.3 million as compared to $16.4 million for the quarter ended April 2, 2011.

At March 31, 2012, the Company’s balance sheet reflects a current ratio of 1.38 to 1.00, long-term debt to equity ratio of 0.21 to 1.00 and total debt to equity ratio of 0.64 to 1.00. At March 31, 2012 the Company has total debt outstanding of $196.2 million, total assets of $669.3 million and a net book value of $4.66 per outstanding share. During the quarter the Company used cash from operating activities of $7.3 million versus $33.9 million in the prior year, indicative of ongoing efforts to leverage resources within the Company plus the impact of increased commodity costs realized in the first quarter of 2011.

Steve Bromley, President and Chief Executive Officer of SunOpta commented, “We are very pleased with our first quarter results as they reflect both continued growth in our core natural and organic foods categories, plus the positive impact of operational improvements which we have continued to implement. During the first quarter we took a number of steps to streamline our operations and organization structure and we are pleased with our results to date. We remain confident in our focus on natural and organic foods and our strategy to improve operating margins, earnings predictability and return on assets.”

The Company plans to host a conference call at 10:00 A.M. Eastern Time on Wednesday May 9th, 2012 to discuss the results for the first quarter of 2012 and recent corporate developments. The conference call can be accessed via a link at the Company’s website at www.sunopta.com. Additionally, the call may be accessed with the toll free dial-in number 1-877-312-9198 or 631-291-4622. A replay number can also be accessed between May 9th and 16th with the toll free dial-in number 1–855-859-2056 or 404-537-3406 followed by pass code: 73382554#.

1See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on natural, organic and specialty foods products. The company specializes in sourcing, processing and packaging of natural and organic food products, integrated from seed through packaged products; with a focus on strategically vertically integrated business models. The Company’s core natural and organic food operations focus on value-added grains, fiber and fruit based product offerings, supported by a global infrastructure. The company has two non-core holdings, a 66.2% ownership position in Opta Minerals Inc., listed on the Toronto Stock Exchange, a producer, distributor, and recycler of environmentally friendly industrial materials; and a minority ownership position in Mascoma Corporation, an innovative biofuels company.

Forward-Looking Statements

Certain statements included in this press release may be considered “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our continued growth in our core natural and organic foods, the positive impact of operating improvements and our strategy to improve earnings predictability, operating margins and return on assets. The terms and phrases “continue”, “improve”, “remain confident”, and other similar terms and phrases are intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, consumer interest in health and wellness, product pricing levels, current customer demand, planned facility and operational expansions, competitive intensity, cost rationalization and product development initiatives. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, global economic conditions, consumer spending patterns and changes in market trends, decreases in customer demand, potential failure of product development, working capital management and continuous improvement initiatives, availability and pricing of raw materials and supplies, and other risks described from time to time under “Risk Factors” in the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

SunOpta Inc.

Steve Bromley, President & CEO
Tony Tavares, Vice President & COO
Robert McKeracher, Vice President & CFO
John Dietrich, VP Corporate Development & Secretary
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext 103
susan.wiekenkamp@sunopta.com
Website: www.sunopta.com

SunOpta Inc.
Consolidated Statements of Operations
For the quarters ended March 31, 2012 and April 2, 2011
Unaudited
(Expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended	Quarter ended
	March 31, 2012	April 2, 2011	Change
	$	$	%
Revenues	274,542	260,589	5.4%

Cost of goods sold	237,204	225,055	5.4%

Gross profit	37,338	35,534	5.1%

Selling, general and administrative expenses	22,549	22,405	0.6%
Intangible asset amortization	1,273	1,385	-8.1%
Other expense, net	368	362	1.7%
Foreign exchange loss	71	135	-47.4%

Earnings from continuing operations before the following	13,077	11,247	16.3%

Interest expense, net	2,583	1,984	30.2%

Earnings from continuing operations before income taxes	10,494	9,263	13.3%

Provision for income taxes	3,831	3,224	18.8%

Earnings from continuing operations	6,663	6,039	10.3%

Loss from discontinued operations, net of income taxes	(224)	(291)	23.0%

Earnings	6,439	5,748	12.0%

Earnings attributable to non-controlling interests	547	667	-18.0%

Earnings attributable to SunOpta Inc.	5,892	5,081	16.0%

Earnings per share – basic
-from continuing operations	0.09	0.08
-from discontinued operations	-	-
	0.09	0.08
Earnings per share – diluted
-from continuing operations	0.09	0.08
-from discontinued operations	-	-
	0.09	0.08

SunOpta Inc.
Consolidated Balance Sheets
As at March 31, 2012 and April 2, 2011
Unaudited
(Expressed in thousands of U.S. dollars, except per share amounts)

	March 31, 2012	April 2, 2011
	$	$
ASSETS

Current assets
Cash and cash equivalents	3,729	2,378
Accounts receivable	113,221	94,177
Inventories	237,965	240,852
Prepaid expenses and other current assets	21,437	21,625
Current income taxes recoverable	1,501	1,503
Deferred income taxes	4,834	4,773
	382,687	365,308

Investments	33,845	33,845
Property, plant and equipment	126,066	120,734
Goodwill	57,276	49,387
Intangible assets	57,214	48,624
Deferred income taxes	10,875	11,751
Other assets	1,360	1,854
	669,323	631,503

LIABILITIES

Current liabilities
Bank indebtedness	130,368	109,718
Accounts payable and accrued liabilities	104,459	120,228
Customer and other deposits	6,225	843
Income taxes payable	2,067	1,229
Other current liabilities	1,181	1,419
Current portion of long-term debt	32,444	35,198
Current portion of long-term liabilities	890	995
	277,634	269,630

Long-term debt	33,383	17,066
Long-term liabilities	6,518	5,586
Deferred income taxes	28,597	24,273
	346,132	316,555

EQUITY
SunOpta Inc. shareholders’ equity
Capital Stock 65,835,327 common shares (December 31, 2011 - 65,796,398)	182,269	182,108
Additional paid in capital	14,718	14,134
Retained earnings	106,400	100,508
Accumulated other comprehensive income	3,376	2,382
	306,763	299,132
Non-controlling interest	16,428	15,816
Total equity	323,191	314,948

	669,323	631,503

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters ended March 31, 2012 and April 2, 2011
Unaudited
(Expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended	Quarter ended
	March 31, 2012	April 2, 2011
	$	$
Cash provided by (used in)
Operating activities
Earnings	6,439	5,748
Loss from discontinued operations	(224)	(291)
Earnings from continuing operations	6,663	6,039
Items not affecting cash
Depreciation and amortization	4,853	4,833
Unrealized loss on foreign exchange	102	723
Deferred income taxes	2,331	1,476
Stock-based compensation	588	429
Unrealized loss (gain) on derivative instruments	682	(3,685)
Other	341	(389)
Changes in non-cash working capital, net of business acquired	(22,657)	(42,844)
Net cash flows from operations - continuing operations	(7,097)	(33,418)
Net cash flows from operations - discontinued operations	(161)	(485)
	(7,258)	(33,903)
Investing activities
Acquisition of business	(17,530)	-
Purchases of property, plant and equipment	(4,932)	(3,909)
Purchases of patents, trademarks and other intangible assets	(25)	(81)
Other	(77)	-
Cash from investing activities - continuing operations	(22,564)	(3,990)

Financing activities
Increase in line of credit facilities	19,008	42,551
Borrowings under long-term debt	19,088	37
Proceeds from the issuance of common shares	157	213
Repayment of long-term debt	(7,030)	(2,004)
Financing costs	(91)	(25)
Other	(3)	28
Cash from financing activities - continuing operations	31,129	40,800
Foreign exchange gain on cash held in a foreign currency	44	170

Increase in cash and cash equivalents during the period	1,351	3,077
Discontinued operations cash activity included above:
Add: Balance included at beginning of period	-	308
Less: Balance included at end of period	-	(212)
Cash and cash equivalents - beginning of the period	2,378	2,335
Cash and cash equivalents - end of the period	3,729	5,508

SunOpta Inc.
Segmented Information
For the quarters ended March 31, 2012 and April 2, 2011
Unaudited
(Expressed in thousands of U.S. dollars)

Quarter ended March 31, 2012
	SunOpta Foods $	Opta Minerals $	Corporate Services $	Consolidated $
Total revenues from external customers	246,210	28,332	-	274,542

Segment Operating Income (Loss)	12,011	3,081	(1,647)	13,445

SunOpta Foods has the following segmented reporting:

Quarter ended March 31, 2012
	Grains and Foods Group $	Ingredients Group $	Consumer Products Group $	International Foods Group $	SunOpta Foods $
Total revenues from external customers	121,175	21,649	45,152	58,234	246,210

Segment Operating Income (Loss)	8,386	1,229	(175)	2,571	12,011

Quarter ended April 2, 2011
	SunOpta Foods $	Opta Minerals $	Corporate Services $	Consolidated $
Total revenues from external customers	238,983	21,606	-	260,589

Segment Operating Income (Loss)	11,044	2,451	(1,886)	11,609

SunOpta Foods has the following segmented reporting:

Quarter ended April 2, 2011
	Grains and Foods Group $	Ingredients Group $	Consumer Products Group $	International Foods Group $	SunOpta Foods $
Total revenues from external customers	115,267	25,936	35,944	61,836	238,983

Segment Operating Income	6,288	2,966	(478)	2,268	11,044

(Operating Income (Loss) is defined as “Earnings from continuing operations before the following” excluding the impact of “Other expense, net”.)

1Non-GAAP Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (“GAAP”), the Company provides information regarding Operating Income and Earnings before interest, taxes, depreciation and amortization (“EBITDA”) as additional information about its operating results, which are not measures in accordance with GAAP. The Company believes that these non-GAAP measures assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of the Company’s core operating performance. The non-GAAP measures of operating income and EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.

The Company defines Operating Income as “Earnings from continuing operations before the following” excluding the impact of “Other expense, net”; and EBITDA as Operating Income plus depreciation and amortization. The following is a tabular presentation of Operating Income and EBITDA, including a reconciliation to GAAP earnings, which the Company believes to be the most directly comparable GAAP financial measure:

	Quarter ended	Quarter ended
	March 31, 2012	April 2, 2011
	$	$
Earnings from continuing operations	6,663	6,039

Provision for income taxes	3,831	3,224
Interest expense, net	2,583	1,984
Other expense, net	368	362
Operating income	13,445	11,609
Depreciation and amortization	4,853	4,833
Earnings before interest, taxes, depreciation and amortization (EBITDA)	18,298	16,442